Exhibit 5.1

Our ref	DLK/665661-000001/4654772v11
Direct tel	+852 2971 3006
Email	derrick.kan@maplesandcalder.com

LightInTheBox Holding Co., Ltd.
Building 2, Area D, Floor 1-2, Diantong Times Square

No. 7 Jiuxianqiao North Road

Chaoyang District, Beijing 100020

People’s Republic of China

23 May 2013

Dear Sirs

LightInTheBox Holding Co., Ltd.

We have acted as Cayman Islands legal advisers to LightInTheBox Holding Co., Ltd. (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), originally filed with the Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended, on 17 April 2013, relating to the offering (the “Offering”) by the Company of American Depositary Shares (the “ADSs”) each representing certain Ordinary Shares of par value US$0.000067 each in the Company (the “New Shares”), and the sale by certain shareholders of the Company (the “Selling Shareholders”) of ADSs, each representing Ordinary Shares of par value of US$0.000067 each in the Company (the “Sale Shares”), assuming full exercise of the underwriters’ over-allotment option.

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

1                                         Documents Reviewed

For the purposes of this opinion letter, we have reviewed only originals, copies or final drafts of the following documents:

1.1                               The certificate of incorporation of the Company dated 28 March 2008.

1.2                               The third amended and restated memorandum and articles of association of the Company as adopted by a special resolution passed on 28 September 2010 and amended by special resolution passed on 23 May 2013 (the “Pre-IPO M&A”).

1.3                               The fourth amended and restated memorandum and articles of association of the Company as conditionally adopted by a special resolution passed on 23 May 2013 and effective immediately upon the completion of the Company’s initial public offering of its ADSs representing Ordinary Shares (the “IPO M&A”).

1.4                               The written resolutions of the board of directors of the Company dated 17 April 2013 (the “Directors’ Resolutions”);

1.5                               The written resolutions of the shareholders of the Company dated 23 May 2013 (the “Shareholders’ Resolutions”).

1.6                               A certificate from a Director of the Company addressed to this firm dated 23 May 2013 (the “Director’s Certificate”).

1.7                               A certificate of good standing dated 10 April 2013, issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

1.8                               The Registration Statement.

2                                         Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter.  These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter.  In giving these opinions we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate and the Certificate of Good Standing.  We have also relied upon the following assumptions, which we have not independently verified:

2.1                               Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2                               The genuineness of all signatures and seals.

2.3                               There is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions set out below.

3                                         Opinion

Based upon, and subject to, the foregoing assumptions, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1                               The Company has been duly incorporated as an exempted company with limited liability for an unlimited duration and is validly existing and in good standing under the laws of the Cayman Islands.

3.2                               Immediately upon the completion of the Company’s initial public offering of its ADSs representing its Ordinary Shares, the authorised share capital of the Company will be US$50,000 divided into 750,000,000 Ordinary Shares of a nominal or par value of US$0.000067 each.

3.3                               The allotment and issuance of the New Shares has been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement and entered in the register of members (shareholders), the New Shares will be legally issued, fully paid and non-assessable. All preferred shares in the Company will automatically convert into Ordinary Shares immediately prior to the closing of the Offering in accordance with the Pre-IPO M&A. The Sale Shares, when allotted and issued pursuant to such automatic conversion and entered in the register of members, will be legally issued, fully paid and non-assessable.

3.4                               The statements under the caption “Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and such statements constitute our opinion.

4                                         Qualifications

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion letter or otherwise with respect to the commercial terms of the transactions the subject of this opinion letter.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our name under the headings “Enforcement of Civil Liabilities”, “Description of Share Capital”, “Taxation” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder
Maples and Calder

Encl